Exhibit 99.1

Amedisys Announces New $300 Million Senior Secured Credit Facility

Baton Rouge, Louisiana (September 2, 2015) - Amedisys, Inc. (NASDAQ: “AMED”), one of America’s leading home health and hospice care companies, announced today that on August 28, 2015, it entered into a new $300 million secured credit facility. It consists of a $100 million five-year amortizing Term Loan A and a $200 million Revolving Credit Facility. The new credit facility is with a group of banks led by Bank of America Merrill Lynch and JPMorgan Chase Bank, N.A. as Joint Bookrunners and Joint Lead Arrangers and Fifth Third Bank and Citizens Bank, N.A. as Joint Lead Arrangers.

Proceeds from the facility were used to pay off Amedisys’ existing senior term loan and second lien term loan. Amedisys will pay a call premium of $700,000 associated with the second lien term loan along with transaction fees that will be reflected in results for the third quarter of 2015. The initial pricing of this new credit facility will result in an interest rate reduction of approximately 600 basis points compared to the second lien term loan.

Paul B. Kusserow, President and Chief Executive Officer, stated, “We are pleased to enter into our new credit facility that capitalizes on our strong balance sheet, provides us with increased flexibility and aligns well with our strategic plan. This new facility will provide capital for acquisition opportunities and also deliver significant interest cost savings at current debt levels. We appreciate the support of our lender group who remained committed to Amedisys during its turnaround.”

Amedisys, Inc. (the “Company”) is headquartered in Baton Rouge, Louisiana and our common stock trades on the NASDAQ Global Select Market under the symbol “AMED”.

About Amedisys:

Amedisys, Inc. (NASDAQ: AMED) is a “health care at home” company delivering personalized home health and hospice care to more than 360,000 patients each year. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based recovery and rehabilitation after an operation or injury, care focused on empowering them to manage a chronic disease, palliative care for those with a terminal illness, or hospice care at the end of life. For more information about Amedisys, please visit: http://www.amedisys.com.

We use our company website as a channel of distribution for important company information. Important information, including press releases, analyst presentations and financial information regarding the Company is routinely posted on and accessible on the “Investor Relations” subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. We will also use our website to expedite public access to time-critical information regarding the Company in advance of or in lieu of distributing a press release or a filing with the Securities and Exchange Commission (“SEC”) disclosing the same information. In addition, we make available on the Investor Relations subpage of our website (under the link “SEC filings”) free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Certificate of Incorporation and Bylaws, our Code of Ethical Business Conduct and the charters for the Audit, Compensation, Nominating and Corporate Governance, Quality of Care

and Compliance and Ethics Committees of our Board are also available on the Investor Relations subpage of our website (under the link “Corporate Governance”).

Contact:

Amedisys, Inc.

David Castille

Managing Director, Finance and Assistant Treasurer

225.299.3665

david.castille@amedisys.com

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